YP Corp. Announces Fiscal 2004 Results

(Mesa, AZ ) - December 29, 2004

YP Corp. (OTCBB: YPNT), a leading provider of nationwide Internet Yellow Pages and related services, today reported its financial results for the fiscal year ended September 30, 2004.

Net revenue for the year ended September 30, 2004 was a record $57,168,105, an increase of approximately 85.8% over net revenue of $30,767,444 in fiscal 2004. The increase in revenue is primarily the result of: (1) an increase in the average number of Internet Advertising Package™ (“IAP”) advertisers throughout the year and (2) an increase in monthly pricing.

Operating income for the year ended September 30, 2004 was $12,704,882, an increase of approximately 37.8% over operating income of $9,222,868 in fiscal 2003. Operating margins decreased to approximately 22.2% of net revenue in fiscal 2004 from approximately 30.0% in fiscal 2003. The decrease in operating margins was primarily due to a significant increase in the cost of services as a result of increased dilution expense, partially offset by increased revenues and the leveraging of certain fixed expenses over a larger IAP advertiser base.

Pre-tax income for the year ended September 30, 2004 was $13,801,079, an increase of approximately 38.6% over $9,961,043 in fiscal 2003. Pre-tax margins were approximately 24.1% in fiscal 2004 compared to approximately 32.4% in fiscal 2003, primarily due to decreases in operating margins.

Net income for the year ended September 30, 2004 was $8,960,983, or $0.19 per share on a fully diluted basis, an increase of approximately 13.1% over net income of $7,923,891, or $0.18 per share on a fully diluted basis, in fiscal 2003. Net margins were approximately 15.7% for the year ended September 30, 2004 versus 25.8% for fiscal 2003.

Net revenue for the three months ended September 30, 2004 was $10,069,924, a decrease of approximately 0.9% from net revenue of $10,163,100 for the three months ended September 30, 2003. Net revenue for the three months ended September 30, 2004 reflected a decrease from net revenue of $16,367,893 in the quarter ended March 31, 2004 and $16,890,361 in the quarter ended June 30, 2004. The decrease in revenues for the fourth quarter of fiscal 2004 was primarily due to a decline in the Company’s paying subscriber base during the second half of fiscal 2004. This decline was largely a result of (1) advertisers changing from Local Exchange Carriers, or LECs, to competitive local exchange carriers, or CLECs, for their local telephone service, and (2) changes in billing practices by the LECs. The Company addressed these issues during the fourth quarter of fiscal 2004 by migrating a large number of its advertisers from direct billing on their local telephone bill to ACH billing, which automatically debits the advertisers’ bank accounts. While the Company believes that ACH billing is a more desirable billing method because it is less expensive, has a faster collection time, and presents minimal dilution, the process of converting advertisers from LEC billing to ACH is time-consuming, labor-intensive, and can result in missed billings or customer cancellations. In addition, when the LECs unexpectedly changed their billing practices during the fourth quarter, the Company lost the opportunity to bill many of its advertisers for the months of July and August 2004. As a result of these factors, the Company had approximately 196,000 paying IAP advertisers and 327,512 activated IAP advertisers at September 30, 2004 compared to approximately 222,000 paying IAP advertisers and 255,376 activated IAP advertisers at June 30, 2003.

Peter J. Bergmann, YP Corp.'s CEO commented, “YP Corp. reported record earnings again this year despite the fact that fiscal 2004 was a challenging year in many respects. Although the changes in LEC billing practices and the trend towards advertisers switching to CLECs for their local telephone service happened suddenly and unexpectedly in the fourth quarter, we have responded quickly and have taken great strides in reducing the long-term impact on our business. We are resolving the LEC billing issues and we have positioned ourselves to again bill our LEC customers. The migration to ACH billing is ongoing and to date we have migrated over half of our client base to billing methods other than LEC billing.”

“Further, we are taking active measures to reduce our attrition. We have begun to acquire direct debit information from many of our new accounts as we acquire them. We are contacting all of our direct invoice customers in an effort to switch them to ACH billing, which is less expensive and provides better collections for our company. While these events have significantly increased our costs in the short term, we believe that we will be able to reduce the attrition and costs to implement our new billing method to more normal levels over the next few quarters. In short, we believe that we have addressed these challenges and are positioning our company for stability, profitability, and continued growth in the year ahead.”

About YP Corp.
YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package™ (“IAP”) that includes a Mini-WebPage™ and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package™ (dial-up Internet access) and QuickSite™ (web site design and hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ and Las Vegas, NV. For more information, visit the web site at www.YP.Com.

Forward-looking Disclaimer
This press release may include statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward-looking statements contained in this press release include, but are not limited to, (i) the continued success of the Company’s efforts to address the challenges it faced during fiscal 2004, particularly with respect to its billing and collections issues; (ii) the Company’s expectations that it will be able to reduce the dilution level and costs to implement its new billing method to more normal levels over the next few quarters and; (iii) the Company 's expectation of stability, profitability, and growth in fiscal 2005.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the risk factors and cautionary statements made in the Company's Quarterly Report on Form 10-KSB for the year ended September 30, 2004 and; (ii) other factors that YP Corp. is currently unable to identify or quantify but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

YP Corp. Contact
Roger Bedier
YP Corp Investor Relations
Phone 480-325-4339
rogerb@ypcorp.com